FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Fourth Quarter and Full Year Financial Results and 2025 Outlook

MILWAUKEE (February 5, 2025) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported fourth quarter and full year 2024 results and provided 2025 Outlook.

“In 2024, we saw our performance being significantly impacted by the continued cyclical headwinds for discretionary products, including the high-interest rate environment affecting consumer confidence,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “The launch of our new Street Glide and Road Glide touring motorcycles contributed to nearly 5% growth in the U.S. Touring segment and drove H-D’s market share to 74.5% in ‘24. The decisions we have made and the bold actions we have taken as part of our Hardwire strategy are continuing to strengthen our foundation for the future. The industry has faced many challenges over the past couple of years, impacting at all levels, but we believe we are best positioned to take advantage of any uptick in consumption.”

2024 Highlights and Results
•Delivered diluted EPS of $3.44
•HDMC operating income of $278 million for an operating margin of 6.7%
•HDMC global motorcycle shipments of 148,862, down 17% from prior year
•In North America retail sales of Touring, Trike, and CVO were up more than 8%
•Harley-Davidson dealer inventory levels of new motorcycles finished the year down over 4% year-over-year
•HDFS operating income of $248 million, up 6% from prior year

Fourth Quarter 2024 Highlights Results
•Delivered diluted EPS loss of -$0.93 for Q4
•HDMC revenue of $420 million, down 47% vs. prior year
•HDMC global motorcycle shipments of 14,010, down 53% from prior year
•Global retail sales of new motorcycles down 15% vs. prior year

2025 Financial Outlook
For the full year 2025, the Company expects:
•HDMC: revenue flat to down 5% and operating income margin of 7.0% to 8.0%
•HDFS: operating income down 10% to 15%
•LiveWire: electric motorcycle unit sales of 1,000 – 1,500 and an operating loss of $70 to $80 million
•Harley-Davidson, Inc. diluted earnings per share flat to down 5%
•Harley-Davidson, Inc: capital investments of $225 to $250 million

Fourth Quarter and Full Year 2024 Results
Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	4th quarter			Full Year
	2024	2023	Change	2024	2023	Change
Revenue	$688	$1,053	-35%	$5,187	$5,836	-11%
Operating Income (Loss)	($193)	($21)	nm	$417	$779	-47%
Net Income Attributable to HDI	($117)	$26	nm	$455	$707	-36%
Diluted EPS	($0.93)	$0.18	nm	$3.44	$4.87	-29%
nm - not meaningful

In the fourth quarter, consolidated revenue was down 35 percent, driven by a revenue decline of 47 percent at HDMC, partially offset by revenue growth of 4 percent at HDFS. In the fourth quarter, the consolidated operating loss was $193 million which compares to an operating loss of $21 million in the prior year’s period.

For the full year, consolidated revenue was down 11 percent compared to the prior year. This was driven by revenue decreases of 15 percent at HDMC and by $12 million at LiveWire, partially offset by a revenue increase of 9 percent at HDFS. For the full year, consolidated operating income was down 47 percent compared to last year. This was driven by an operating income decline of 58 percent at HDMC, partially offset by a 6 percent increase at HDFS. The full year operating loss at LiveWire was $110 million, which was in-line with our expectations.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions (except units)	4th quarter			Full Year
	2024	2023	Change	2024	2023	Change
Motorcycle Shipments (thousands)	14.0	29.5	-53%	148.9	180.0	-17%
Revenue	$420	$792	-47%	$4,122	$4,845	-15%
Motorcycles	$231	$583	-60%	$3,137	$3,799	-17%
Parts & Accessories	$118	$130	-10%	$652	$698	-7%
Apparel	$54	$57	-6%	$237	$244	-3%
Licensing	$4	$8	-42%	$23	$29	-20%
Other	$13	$14	-8%	$73	$75	-3%
Gross Margin	-0.8%	22.9%	-23.7 pts	28.0%	32.3%	-4.3 pts
Operating Income (Loss)	($214)	($44)	nm	$278	$661	-58%
Operating Margin	nm	nm	nm	6.7%	13.6%	-6.9 pts
nm - not meaningful

In the fourth quarter, global motorcycle shipments at HDMC decreased 53 percent from a year ago, due to focus on dealer channel de-stocking and market conditions. HDMC revenue was down 47 percent, due to lower volumes and unfavorable mix, partially offset by higher pricing. Gross profit came in at a loss of $3 million compared to gross profit of $181 million in the prior year period.

The result was driven by the revenue drivers cited, as well as negative operating leverage and adverse foreign exchange, partially offset by lower raw material costs and supply management. Operating expenses were $15 million lower than a year ago. Operating loss was $214 million in the fourth quarter compared to an operating loss of $44 million in the prior period.

For the full year, global motorcycle shipments decreased 17 percent from the prior year. HDMC revenue was down 15 percent, due to lower volumes and unfavorable net pricing, partially offset by positive impacts of shipment mix. Gross margin was lower by 4.3 points in 2024 compared to 2023. The lower margin was driven by the revenue drivers cited, as well as negative operating leverage and negative impacts of net shipment mix, partially offset by the benefits of lower logistics and raw material costs. Operating expenses were $28 million lower than a year ago. Operating income margin was 6.7 percent, which is 6.9 points lower compared to 2023.

Harley-Davidson Retail Motorcycle Sales
(excludes LiveWire units)

Motorcycles (thousands)	4th quarter			Full Year
	2024	2023	Change	2024	2023	Change
North America	15.1	17.5	-13%	102.0	105.9	-4%
EMEA	4.7	5.1	-7%	24.1	27.0	-11%
Asia Pacific	5.0	6.8	-26%	22.2	27.0	-18%
Latin America	0.8	0.8	-7%	2.9	2.9	flat
Worldwide Total	25.7	30.2	-15%	151.2	162.8	-7%

In the fourth quarter, global retail sales of new motorcycles were down 15 percent versus the prior year. In North America, retail sales declined by 13 percent, with the bulk of declines in the large cruiser category, which includes the Softail motorcycle. In EMEA, retail sales declined by 7 percent, driven by weakness in Germany and the surrounding region. The 26 percent decline in APAC was driven by weakness in Japan and China, partially offset by growth in Australia and New Zealand. Latin America sales decreased by 7 percent, driven by declines in Brazil and Mexico.

For the full year 2024, global retail sales of new motorcycles were down 7 percent versus prior year. North American retail sales declined by 4 percent, where first half was up 2 percent, while the second half was down. In North America, Touring, Trike, and CVO retail sales were up more than 8 percent for the full year of 2024. EMEA retail sales declined by 11 percent for the full year, where a majority of the retail weakness was in non-core motorcycles. Touring, Trike, and CVO retail sales were up 10 percent year over year. APAC retail sales declined by 18 percent for the full year driven by weakness in Japan and China.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	4th quarter			Full Year
	2024	2023	Change	2024	2023	Change
Revenue	$257	$246	4%	$1,039	$954	9%
Operating Income	$46	$58	-20%	$248	$235	6%

In the fourth quarter, HDFS revenue was up 4 percent from prior year, driven by higher interest income. HDFS operating income of $46 million was down by 20 percent driven by higher provision for credit losses and higher borrowing costs. The increase in the provision for credit losses was driven mainly by an unfavorable change in the allowance for credit loss reserve rate.

For the full year, HDFS revenue was up 9 percent from prior year, driven by higher interest income. HDFS operating income was $248 million up 6 percent from prior year despite higher borrowing costs, an increased provision for credit losses, and higher operating expenses. The full year 2024 operating income margin was 24 percent.

LiveWire - Results

$ in millions	4th quarter			Full Year
	2024	2023	Change	2024	2023	Change
Electric Motorcycle Shipments (units)	236	514	-54%	612	660	-7%
Revenue	$10	$15	-32%	$26	$38	-31%
Operating Loss	($26)	($35)	25%	($110)	($117)	6%
nm - not meaningful

In the fourth quarter, LiveWire revenue decreased 32 percent compared to the prior year, driven by lower unit sales of EV motorcycles in the quarter. LiveWire operating loss of $26 million, $9 million less than a year ago, was in-line with our expectations.

For the full year, LiveWire revenue decreased by 31 percent compared to the prior year, driven by lower unit sales of EV motorcycles and of STACYC electric bikes. LiveWire operating loss of $110 million was $7 million less than prior year and was in-line with our expectations. For the full year, LiveWire sold 612 EV motorcycles, which compares to 660 EV motorcycles sold in 2023. LiveWire continues to invest in new products and action initiatives to reduce the overall cost of sales for EV motorcycles.

Other 2024 Harley-Davidson, Inc. Results
•Generated $1.1 billion of cash from operating activities
•Effective tax rate was 14%
•Paid cash dividends of $91 million
•Repurchased $450 million of shares (12.5 million shares) on a discretionary basis
•Cash and cash equivalents of $1.6 billion at year end

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CST today. The webcast login and supporting slides can be accessed at  http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CST.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," "sees," “feels,” “commits,” “assumes,” “envisions” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company’s ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods, rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods, and the temporary lifting of the 2018 incremental tariffs on motorcycles imported into the EU from the U.S. that began in 2022 and are set to expire on March 31, 2025, and are the subject of ongoing negotiations between the U.S. and EU; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of social media collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company's brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine and the Red Sea conflict; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (m) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) successfully manage and reduce costs throughout the business; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company's dealer footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s most recent Annual Report on Form 10-K; (q) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (s) successfully maintain or achieve a manner in which to sell motorcycles in Europe, China, and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (t) manage its

Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (u) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (v) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (w) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (x) prevent a ransomware attack or cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding cybersecurity and data privacy; (y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (aa) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (bb) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (cc) manage risks related to a pandemic (like COVID-19), epidemic, disease outbreak or other public health crises, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (dd) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts, including the successful resolution or appeal of the verdict in Harold E. Morris v. Harley-Davidson Motor Company Group, LLC, and Robert C. SinClair Jr., as Administrator of the Estate of Pamela Marie SinClair, deceased v. Harley-Davidson Motor Company Group, LLC, and manage exposure in commercial or contractual disputes; (ee) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ff) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; and (gg) optimize capital allocation in light of the Company's capital allocation priorities.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

HDFS' retail credit losses have normalized in recent quarters to higher levels after a period of historically low levels of credit losses. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions, including the impact of inflation and HDFS's efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, HDFS’s efforts to adjust underwriting criteria based on market and economic conditions and the actions that the Company has taken and could take that impact motorcycle values may impact HDFS's retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by tariff impacts, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or other factors. Refer to Risk Factors under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and applicable updates under Item 1.A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
HDMC revenue	$420,489	$791,648	$4,121,906	$4,844,594
Gross (loss) profit	(3,170)	181,352	1,154,838	1,566,542
Selling, administrative and engineering expense	210,472	225,526	876,994	905,391
Operating (loss) income from HDMC	(213,642)	(44,174)	277,844	661,151

LiveWire revenue	10,400	15,366	26,358	38,298
Gross loss	(5,608)	(5,372)	(12,514)	(5,956)
Selling, administrative and engineering expense	20,538	29,563	97,125	110,853
Operating loss from LiveWire	(26,146)	(34,935)	(109,639)	(116,809)

HDFS revenue	256,720	246,197	1,038,538	953,586
HDFS expense	210,280	188,234	790,116	718,844
Operating income from HDFS	46,440	57,963	248,422	234,742

Operating (loss) income	(193,348)	(21,146)	416,627	779,084
Other income, net	17,445	17,672	72,295	71,808
Investment income	13,300	15,727	58,964	46,771
Interest expense	(7,683)	(7,683)	(30,748)	(30,787)
(Loss) income before income taxes	(170,286)	4,570	517,138	866,876
Income tax (benefit) provision	(51,857)	(18,716)	71,963	171,830
Net (loss) income	(118,429)	23,286	445,175	695,046
Less: Loss attributable to noncontrolling interests	1,538	2,524	10,182	11,540
Net (loss) income attributable to Harley-Davidson, Inc.	$(116,891)	$25,810	$455,357	$706,586

(Net loss) earnings per share:
Basic	$(0.93)	$0.19	$3.46	$4.96
Diluted	$(0.93)	$0.18	$3.44	$4.87

Weighted-average shares:
Basic	126,264	138,520	131,447	142,378
Diluted	126,264	141,464	132,288	145,103

Cash dividends per share:	$0.1725	$0.1650	$0.6900	$0.6600
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,589,608	$1,533,806
Accounts receivable, net	234,315	267,200
Finance receivables, net	2,031,496	2,113,729
Inventories, net	745,793	929,951
Restricted cash	135,661	104,642
Other current assets	259,764	214,401
	4,996,637	5,163,729
Finance receivables, net	5,256,798	5,384,536
Other long-term assets	1,628,144	1,592,289
	$11,881,579	$12,140,554
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$892,678	$996,021
Short-term deposits, net	173,099	253,309
Short-term debt	640,204	878,935
Current portion of long-term debt, net	1,851,513	1,255,999
	3,557,494	3,384,264
Long-term debt, net	4,468,665	4,990,586
Other long-term liabilities	696,920	513,409

Shareholders’ equity	3,158,500	3,252,295
	$11,881,579	$12,140,554

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2024	December 31, 2023
Net cash provided by operating activities	$1,063,833	$754,887

Cash flows from investing activities:
Capital expenditures	(196,563)	(207,404)
Finance receivables, net	(198,939)	(302,720)
Other investing activities	12,172	(2,180)
Net cash used by investing activities	(383,330)	(512,304)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	495,856	1,446,304
Repayments of medium-term notes	(660,780)	(1,056,680)
Proceeds from securitization debt	1,145,211	1,045,547
Repayments of securitization debt	(1,078,248)	(1,193,526)
Net (decrease) increase in unsecured commercial paper	(237,340)	107,146
Borrowings of asset-backed commercial paper	469,986	42,429
Repayments of asset-backed commercial paper	(258,077)	(237,370)
Net increase in deposits	102,119	129,855
Dividends paid	(91,224)	(96,310)
Repurchase of common stock	(459,829)	(363,987)
Other financing activities	11	1,946
Net cash used by financing activities	(572,315)	(174,646)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(16,145)	1,697
Net increase in cash, cash equivalents and restricted cash	$92,043	$69,634

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,648,811	$1,579,177
Net increase in cash, cash equivalents and restricted cash	92,043	69,634
Cash, cash equivalents and restricted cash, end of period	$1,740,854	$1,648,811

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,589,608	$1,533,806
Restricted cash	135,661	104,642
Restricted cash included in Other long-term assets	15,585	10,363
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,740,854	$1,648,811

HDMC Revenue and Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
HDMC REVENUE (in thousands)
Motorcycles	$231,470	$582,590	$3,137,331	$3,798,977
Parts & Accessories	117,605	130,096	651,964	698,095
Apparel	54,078	57,261	237,270	244,333
Licensing	4,436	7,686	22,748	28,599
Other	12,900	14,015	72,593	74,590
	$420,489	$791,648	$4,121,906	$4,844,594

HDMC U.S. MOTORCYCLE SHIPMENTS	4,314	16,883	94,075	113,867

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	5,563	16,413	85,757	92,683
Cruiser	6,524	10,069	46,235	63,945
Sport and Lightweight	1,508	2,379	12,335	18,228
Adventure Touring	415	683	4,535	5,128
	14,010	29,544	148,862	179,984

LiveWire Motorcycle Shipment Data	236	514	612	660
(a)Includes Trike

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from 2023 to 2024 were as follows (in millions):

	Three months ended	Twelve months ended
2023 gross profit	$181	$1,567
Volume	(106)	(241)
Price and sales incentives	40	(33)
Foreign currency exchange rates and hedging	(16)	(17)
Shipment mix	(34)	(9)
Raw material prices	2	14
Manufacturing and other costs	(70)	(126)
	(184)	(412)
2024 gross profit	$(3)	$1,155

HDFS Finance Receivables Allowance for Credit Losses

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Balance, beginning of period	$399,912	$392,714	$381,966	$358,711
Provision for credit losses	72,208	56,662	247,225	227,158
Charge-offs, net of recoveries	(70,937)	(67,410)	(228,008)	(203,903)
Balances, end of period	$401,183	$381,966	$401,183	$381,966

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
United States	14,220	16,694	94,930	98,468
Canada	907	769	7,093	7,422
Total North America	15,127	17,463	102,023	105,890
EMEA	4,749	5,121	24,082	27,005
Asia Pacific	5,025	6,763	22,213	26,953
Latin America	759	815	2,911	2,923
Total worldwide retail sales	25,660	30,162	151,229	162,771
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.